Exhibit 10.33

FORM OF

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of             ,            , is made by and among Chuy’s Opco, Inc., a Delaware corporation (the “Company”), Chuy’s Holdings, Inc., a Delaware corporation (“Parent”) and            (“Executive”).

R E C I T A L S

A. The Company desires to formalize the employment of the Executive to provide services to the Company pursuant to this Agreement and Executive desires to provide such services to the Company pursuant to this Agreement.

B. The parties hereto wish to enter into a formal agreement that will govern the terms and conditions applicable to Executive’s employment with the Company.

Now, therefore, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

I. TERMS AND CONDITIONS OF EMPLOYMENT

1.1 Employment Period; Duties and Responsibilities.

(a) Executive’s employment hereunder shall continue in effect unless terminated earlier pursuant to Article II of this Agreement. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Period”. During the Employment Period, Executive will (i) serve as            of the Company, and (ii) report directly to the President and CEO of the Company (the “President and CEO”). Executive acknowledges that Executive’s employment is “at will”; and that his employment may be terminated during the Employment Period by the Company for any reason or for no reason, subject to the provisions of this Agreement.

(b) Executive will perform and undertake in good faith and to the best of his ability the customary duties and responsibilities associated with his position and such other duties as may be assigned to his from time to time by the President and CEO or the Board of Directors of the Company (the “Board”).

(c) During the Employment Period, Executive will devote his full working time and attention to the business and affairs of the Company and its subsidiaries; provided, however, that the foregoing will not preclude Executive from being involved in civic or charitable activities or investment activities and related matters, as long as such activities do not interfere with his ability to perform his duties and obligations hereunder.

(d) Each of the parties acknowledges that this Agreement imposes certain obligations on each of them to be performed and observed after the Termination Date (as defined below) with respect to the Employment Period.

1.2 Compensation.

(a) Base Salary: During the Employment Period, Executive will be paid a base salary (such salary or any salary that is increased as provided herein at any time being referred to as “Base Salary”) of not less than              per annum, less payroll taxes and other deductions required by applicable law and other deductions authorized in writing by Executive. Base Salary will be paid in substantially equal installments at periodic intervals in accordance with the Company’s payroll practices for salaried employees, but not less frequently than twice each month.

(b) Bonus: In addition to any Base Salary, Executive will be eligible to earn an annual bonus (the “Bonus”) based upon achievement of performance objectives. The target annual bonus shall be equal to % of Executive’s Base Salary at the time performance objectives are established, with a minimum and maximum bonus of % and %, respectively, of Executive’s Base Salary at the time performance objectives are established. The Bonus shall be paid as soon as commercially practicable in the calendar year after such Bonus is earned and, in any event, no later than April 15th of such calendar year; provided, however, that Executive must (i) be employed by the Company on the last day of the calendar year in which the Bonus was earned and (ii) not terminate his employment with the Company under Section 2.5 hereof prior to the Bonus being paid. The performance objectives applicable to the Bonus shall be established by the Compensation Committee of the Board (or the Board, at such times as the Company does not have a Compensation Committee). Determinations regarding the achievement of performance objectives and the payout of the Bonus shall be subject to the approval of the Compensation Committee of the Board (or the Board, at such times as the Company does not have a Compensation Committee).

(c) Option Grant: The Executive currently has options (the “Options”) to purchase Parent common stock.

1.3 Participation in Employee Benefits Plans.

(a) Executive is eligible to participate in the employee benefit plans of the Company generally available to other senior executives (including the Company’s 401(k), medical and dental plans).

(b) Executive is entitled to            weeks paid vacation per calendar year. Any unused portion of available vacation days per annum will not carry over to the following year and Executive will not receive any compensation for such unused vacation prior to and/or upon the Termination Date (as defined below).

1.4 Expense Reimbursement.

(a) Executive is entitled to reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of his duties; provided, that Executive furnishes the Company with substantiating documentation in accordance with the Company’s policies. The Company currently reimburses top executives for mileage expense at the Internal Revenue Service rate.

II. TERMINATION OF EMPLOYMENT

2.1 The Employment Period and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason. Upon termination of Executive’s employment during the Employment Period, Executive shall be entitled to the compensation and benefits described in this Article II and shall have no further rights to any compensation or any other benefits from the Company, Parent, their subsidiaries, or any of their respective Affiliates (as defined below) (all such entities, together, the “Company Group”). Any termination of Executive’s employment hereunder by the Company or by Executive during the Employment Period (other than termination pursuant to Section 2.6 on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other parties hereto in accordance with Section 4.2. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

2.2 Termination Date. Executive’s “Termination Date” shall be:

(a) If Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;

(b) If Executive’s employment hereunder is terminated on account of Executive’s Disability (as defined below), the date that it is determined that Executive has a Disability;

(c) If the Company terminates Executive’s employment hereunder for Cause (as defined below), the date the Notice of Termination is delivered to Executive;

(d) If the Company terminates Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which date must be at least 30 days following the date on which the Notice of Termination is delivered; provided, however, such date in the Notice of Termination may be earlier than 30 days following the date on which the Notice of Termination is delivered if a lump sum payment equal to 30 days’ Base Salary accompanies such Notice of Termination; and

(e) If Executive terminates his employment hereunder, the date specified in Executive’s Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; provided that the Company may waive all or any part of the 30-day notice period for no consideration by giving written notice to Executive (and for all purposes of this Agreement, Executive’s Termination Date in accordance with this Section 2.2(e) shall be the date determined by the Company).

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A (as defined below).

2.3 Termination by the Company for Cause.

(a) The Company may terminate Executive’s employment hereunder for Cause (as defined below). If Executive’s Employment Period is terminated by the Company for Cause, Executive will be entitled to receive only the following:

(i) any accrued but unpaid Base Salary, which shall be paid on the payroll date immediately following the Termination Date in accordance with the Company’s customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such employee benefits (including vested equity compensation), if any, as to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items in Section 2.3(a)(i) through Section 2.3(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b) “Cause” means: (i) Executive’s commission of any act of fraud, embezzlement or material dishonesty; (ii) any intentional misconduct by Executive that has a materially adverse effect upon the Company’s or Parent’s business or reputation; (iii) the admission or conviction of Executive of, or entering of a plea of nolo contendere by Executive to, any felony or any lesser crime involving moral turpitude, fraud, embezzlement or theft; (iv) any intentional violation of a written policy of the Company Group that remains uncured 15 days after notice from the Company to Executive describing such violation; (v) the use of alcohol or illegal drugs (or prescription drugs in a manner other than as prescribed by a physician), interfering with the performance of Executive’s obligations hereunder; or (vi) breach by Executive of any provision of Article III. Any determination of Cause will be made by the Board.

(c) Notwithstanding Section 2.3(a)(iii) of the definition of Accrued Amounts, upon any termination of Executive’s employment for Cause, Executive shall immediately forfeit any vested and unvested Options granted to Executive.

2.4 Termination by the Company Without Cause.

The Company may terminate Executive’s employment under this Agreement without Cause. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts (including the vested Options) and, subject to Executive’s compliance with Article III of this Agreement and his execution of a release of claims in favor of the Company Group and each of their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 60 days following the Termination Date (such 60 day period, the “Release Execution Period”), Executive shall be entitled to receive (i) continued Base Salary for             year[s] following the Termination Date (the applicable period, the “Severance Period”), and (ii) for the duration of the Severance Period, the amount, if any, by which the Company was subsidizing medical and dental insurance coverage for Executive and his eligible dependants immediately prior to Executive’s Termination Date, payable in all such cases in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, commencing with the first ordinary Company payroll date following the Release Execution Period; provided that the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay associated with the Release Execution Period had been imposed. The Company shall provide Executive with the Release within five (5) business days after the Termination Date. The parties agree that time is of the essence and each party agrees to work to complete the Release so that the prescribed time periods for execution and revocation of the Release under the Age Discrimination in Employment Act will lapse before the last day of the Release Execution Period.

2.5 Resignation by Executive.

Executive may terminate Executive’s employment hereunder at any time by delivering Notice of Termination no less than 30 days prior to Executive’s Termination Date as defined in Section 2.2(d). If Executive’s Employment Period is terminated under this Section 2.5, Executive will be entitled to receive only the Accrued Amounts.

2.6 Death or Disability.

(a) Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Period, and the Company may terminate Executive’s employment on account of Executive’s Disability by providing Notice of Termination. If Executive’s employment is terminated during the Employment Period on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive only the Accrued Amounts.

(b) “Disability” means Executive’s inability to perform the normal and usual duties of Executive’s position with the Company, with or without accommodation, by reason of any physical or mental impairment for more than 90 consecutive days, or 120 or more non-consecutive days, in any consecutive 12-month period as determined by a physician mutually acceptable to Executive and the Company. Any determination of Disability will be made by the Board and shall be based on the determination of such physician.

(c) During any period that Executive fails to perform Executive’s duties as a result of Disability (“Disability Period”), Executive will continue to receive his full Base Salary at the rate then in effect for such period until Executive’s employment is terminated pursuant to Section 2.6(a); provided, that payment so made to Executive during a Disability Period will be reduced by the sum of the amounts, if any, payable to Executive at or prior to the time of any such payment under the disability benefit plans of the Company Group.

2.7 Termination of Benefits.

Notwithstanding anything to the contrary in this Agreement, all payments and benefits under this Article II will immediately terminate, except for Accrued Amounts and vested Options (other than in the event of termination for Cause), in the event Executive breaches any provision of Article III.

2.8 Assistance After Termination.

From and after any termination of the Employment Period (whether by the Company, by Executive or otherwise), Executive agrees to do or cause to be done all other things and acts, to execute, deliver, file and perform or cause to be executed, delivered, filed and performed all other instruments, documents and certificates as may be reasonably requested by the Company or are necessary, proper or advisable in order to effect the removal, transition, substitution or modification of Executive as an officer, agent, affiliate, director, manager or authorized representative of the Company or any other positions that Executive holds with the Company Group.

2.9 Excise Tax.

(a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive (including, without limitation, any payment or benefit received in connection with a change in control of the Company or Parent or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company or Parent, as applicable, will reduce Executive’s cash payments and/or benefits under this Agreement followed by any acceleration of Executive’s outstanding equity awards (together, the “Potential Payments”), to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Potential Payments shall only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Termination Date, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c) At the time that payments are made under this Agreement, the Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If Executive objects to the Company’s calculations, the Company shall pay to Executive such portion of the Potential Payments (up to 100%

thereof) as Executive determines is necessary to result in the proper application of this Section 2.9. All determinations required by this Section 2.9 (or requested by either Executive or the Company in connection with this Section 2.9) shall be at the expense of the Company. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 2.9 shall not of itself limit or otherwise affect any other rights of Executive under this Agreement.

III. NON-COMPETITION, NON-SOLICITATION,

NON-DISPARAGEMENT, ETC.

3.1 Assignment of Inventions. Executive, and Executive on behalf of Executive’s heirs and assigns, irrevocably assigns to the Company all of Executive’s rights, titles and interest, including, but not limited to, all patent, copyright and trade secret rights, in and to all inventions, ideas, disclosures and improvements (whether patented or unpatented), any copyrightable works or any other works of authorship which are or may be developed, made or conceived by Executive, either alone or jointly with others, in whole or in part, during the Employment Period (an “Invention”).

3.2 Proprietary Information. Executive understands and agrees that Executive’s employment with the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to Executive by or on behalf of the Company or any of its Affiliates that (a) relates to the business of the Company, its Affiliates, its customers and suppliers, as well as other entities or individuals on whose behalf Executive or the Company has agreed or may, during the Employment Period, agree to hold information in confidence or (b) is otherwise produced or acquired by or on behalf of the Company or any of its Affiliates, including, in addition to the information itself, all files, letters, memoranda, reports, records, data or other written, reproduced or other tangible manifestations pertaining to the information (“Proprietary Information”).

3.3 Confidentiality. (a) During the Employment Period and after any termination of Executive’s employment hereunder, Executive agrees to keep and hold all Proprietary Information in strict confidence and trust, and agrees that Executive will not directly or indirectly use or disclose any of such Proprietary Information, except as may be necessary: (i) to perform Executive’s duties as an employee of the Company for the benefit of the Company, or (ii) to comply with a court order to disclose such Proprietary Information. Executive agrees to return all Proprietary Information to the Company upon the termination of Executive’s employment with the Company, or any request by the Company subsequent to such termination, without retaining any copies, notes or excerpts thereof.

(b) The Company will have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Article III.

3.4 Non-Solicitation. During the Employment Period and for a period of twelve (12) months following termination of the Employment Period (the “Restricted Period”), Executive will not, directly or indirectly, solicit, induce or in any manner encourage (a) any independent contractor, agent or business partner of the Company or any Affiliate of the Company or any employee of the Company or any Affiliate of the Company during the Restricted Period, to leave the employ of the Company or any Affiliate of the Company or otherwise terminate his or his relationship with the Company or any Affiliate of the Company or to enter into an independent contractor, agency, or business partner relationship with any business that competes with the business of the Company or withdraw in any way from any existing relationship with the Company or any Affiliate of the Company, as the case may be, or (b) any manufacturer, vendor, supplier or customer of the Company or any Affiliate of the Company to terminate its relationship or reduce its level of business with the Company or such Affiliate of the Company, as the case may be. In addition, during the Restricted Period, Executive will not, directly or indirectly, hire any individual who was an employee of or independent contractor to the Company or any Affiliate of the Company at any time within twelve (12) months immediately preceding the date of the termination of the Employment Period.

3.5 Non-Disparagement. During the Restricted Period, no party will, directly or indirectly, make any oral or written statement or publication with respect to any other party or any Affiliate of such party or any of their respective shareholders, directors, officers, employees or lenders which disparages or denigrates, or could reasonably be interpreted as, disparaging or denigrating, such other party or its Affiliates or any of their respective shareholders, directors, officers, employees or lenders.

3.6 Relief.

Executive acknowledges and agrees that the remedy at law available to the Company Group for breach of any of Executive’s obligations under this Article III would be inadequate. Notwithstanding the provisions of Section 4.6 hereof, Executive agrees that, in addition to any other rights or remedies that the Company Group might have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding brought to enforce the provisions of this Article III, without the necessity of proof of actual damage.

3.7 Reasonableness.

Executive acknowledges that Executive’s obligations under this Article III are reasonable in the context of the nature of the Company Group’s business and the competitive injuries likely to be sustained by the Company Group if Executive were to violate such obligations.

3.8 Consideration.

Each of the parties acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the other parties to perform their respective obligations under this Agreement and by other consideration, which each acknowledges constitutes good, valuable and sufficient consideration.

IV. MISCELLANEOUS

4.1 Successors and Assigns.

The provisions of this Agreement will inure to the benefit of, and will be binding upon, Parent, the Company, their respective successors and assigns, and Executive, the personal representative of his estate and his heirs and legatees. This Agreement and any rights and obligations of Executive hereunder may not be assigned or delegated by Executive without Parent’s and the Company’s prior written consent, and any such purported assignment without such consent will be null and void.

No right, benefit or interest of Executive hereunder will be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence will, to the full extent permitted by law, be null, void and of no effect. For purposes of this Agreement, “Affiliate” means, with respect to a person or entity, another person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.

4.2 Notices.

All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram, electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched), e-mail or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party. The addresses for such notices, demands or other communications will be those set forth below for the respective party (or to such other address as a party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt):

If to the Company:

Steve Hislop

President and Chief Executive Officer

1623 Toomey, Road

Austin, Texas 78704

If to Parent:

Steve Hislop

President and Chief Executive Officer

1623 Toomey, Road

Austin, Texas 78704

If to Executive:

At Executive’s last known address, as set forth in the personnel records of the Company.

4.3 Governing Document.

This Agreement constitutes the entire agreement and understanding of the parties with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between the parties relating to employment, compensation, benefits, severance or any other subject matter hereof.

4.4 Amendments.

Except for any increases in Base Salary, Bonus or other compensation, no provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by Executive, a duly authorized officer of the Company other than Executive and a duly authorized officer of Parent other than Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

4.5 Governing Law.

The provisions of this Agreement will be construed and enforced under the laws of Texas, without giving effect to the principles of conflicts of laws thereof.

4.6 Dispute Escalation; Jurisdiction.

(a) In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement) (a “Dispute”), the Company will appoint a designated senior business executive whose task it will be to meet with Executive for the purpose of endeavoring to resolve the Dispute. The designated executive and Executive will meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. Such designated executive and Executive will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the designated executive and Executive, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. No formal proceedings for the resolution of the Dispute may be commenced until the earlier to occur of (i) a good faith mutual conclusion by the designated executive and Executive that amicable resolution through continued negotiation of the matter in issue does not appear likely or (ii) the 30th day after the initial request to negotiate the Dispute; provided, however, that nothing in this Section 4.6 will prohibit Executive from filing administrative charges with the Equal Employment Opportunity Commission, the National Labor Relations Board or any other federal or state governmental agencies.

(b) Any Dispute, if not resolved informally through negotiation between the parties as contemplated by Section 4.6(a), will be resolved by trial in any state or federal court in Travis County, Texas having jurisdiction.

4.7 Remedies.

All rights and remedies provided pursuant to this Agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

4.8 Withholding.

Parent or the Company, as applicable, will deduct and withhold from all amounts payable to Executive under this Agreement any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by Parent or the Company, as applicable, under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4.9 Waiver.

Any party by written notice to the other parties may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (c) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any covenants contained in this Agreement. Any waiver of any term or condition will not be construed as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in asserting any of its rights hereunder will constitute a waiver of any such rights.

4.10 Entire Agreement.

This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the date hereof relating to the matters contemplated hereby. This Agreement constitutes the entire agreement by and among the parties hereto with respect to the matters contemplated hereby and there are no agreements or commitments by or among such parties or their Affiliates, except as expressly set forth herein and therein.

4.11 Survival.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to effect the intended preservation of such rights and obligations and to the extent that any performance is required following termination of this Agreement. Without limiting the foregoing, Articles II, III and IV will expressly survive the termination of this Agreement.

4.12 Titles and Headings.

Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

4.13 Severability.

Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement, and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

4.14 Section 409A.

(a) All payments to which Executive may be entitled under a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code (“Section 409A”)) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Unless otherwise expressly provided, any payment of compensation by Parent or the Company to Executive, whether pursuant to this Agreement or otherwise, shall be made by the 15th day of the third month after the end of the calendar year in which Executive’s right to such payment is no longer subject to a substantial risk of forfeiture (for purposes of Section 409A). No party, individually or jointly, may accelerate or defer any deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. Notwithstanding the foregoing, nothing in this Section 4.14 shall create any obligation by any member of the Company Group to Executive should any payment under this Section 4.14 fail to satisfy Section 409A.

(b) No payment of deferred compensation within the meaning of Section 409A that would otherwise be paid, and no benefit that constitutes deferred compensation that would otherwise be provided, upon a termination of employment will be made or provided, as the case may be, unless and until such termination of employment also constitutes a separation from service within the meaning of Section 409A.

(c) Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company Group) on his Termination Date and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A, amounts of deferred compensation that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Termination Date and benefits that constitute deferred compensation that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s Termination Date will instead be paid or made available on the earlier of (i) the first day of the seventh month following Executive’s Termination Date and (ii) Executive’s death.

(d) The reimbursement of expenses and the provision of in-kind benefits under any provisions of this Agreement will be subject to the following:

(i) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(e) Each payment made under this Agreement will be considered a separate payment and not one of a series of payments for purpose of Section 409A.

4.15 Certain Interpretive Matters.

Unless the context otherwise requires, (a) all references to Sections, Articles or Schedules are to be Sections, Articles and Schedules of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) words in the singular include the plural and vice versa, (d) the term “including,” “include,” “includes,”

and other similar constructions mean such terms without limitation, (e) all reference to $ or dollar amounts will be to lawful currency of the United States and (f) unless otherwise specified, to the extent the term “day” or “days” is used, it will mean calendar days. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

4.16 Clawback Provisions.

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company Group which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement best practice.

4.17 COUNTERPARTS.

THIS AGREEMENT MAY BE EXECUTED IN MORE THAN ONE COUNTERPART, EACH OF WHICH WILL BE DEEMED AN ORIGINAL, BUT ALL OF WHICH TOGETHER WILL CONSTITUTE BUT ONE AND THE SAME INSTRUMENT.

In Witness Whereof, the parties have executed this Agreement as of the day and year first written above.

Chuy’s Opco, Inc.

By:
Name:
Title:

Chuy’s Holdings, Inc.

By:
Name:
Title:

Executive

The table below sets forth the parties to this Employment Agreement, the date the parties entered into the Employment Agreement, the base salary and bonus opportunity of each employee.

Employee	Date	Base Salary	Bonus
			Minimum	Target	Maximum
Sharon Russell	November 16, 2011	$167,094	0%	30%	60%
Frank Biller	November 16, 2011	$162,692	0%	30%	30%
Michael Hatcher	November 16, 2011	$149,205	0%	30%	30%
Ted Zapp	November 16, 2011	$167,094	0%	30%	30%